EXHIBIT 9
                            ---------

                     PHILLIPS & ANDRUS, LLC

                    BEDFORD OPTION AGREEMENT


          This Option Agreement (this "Agreement") is made and entered as of the 26th day of July, 1995, by and between Phillips & Andrus, LLC, a Colorado limited liability company (the "Company") and Bedford Capital Financial Corporation, a corporation organized under the laws of Liberia ("Bedford").
                            RECITALS
          A. The Company is the holder of 1,643,845 shares of the capital stock (the "PMCI Stock") of PMC International, Inc., a Colorado corporation ("PMCI").

          B. The PMCI Stock was contributed to the Company by Kenneth S. Phillips ("Phillips") upon the assumption by the Company of the obligations evidenced by promissory notes (the "Phillips Notes") in the aggregate principal amount of $2,015,000. Phillips purchased the PMCI Stock from Marc Geman ("Geman") pursuant to a Stock Purchase Agreement between Phillips and Geman dated as of July 26, 1995. The Company issued its $2,015,000 promissory note (the "Geman Note") to Geman in exchange for cancellation of the Phillips Notes. The Geman Note fully matures on July 26, 1999. The Geman Note is secured by a pledge of all of the PMCI Stock under the terms of that certain Pledge Agreement (the "Pledge Agreement") dated the date hereof by and between the Company and Geman.

          C. The Company desires to grant to Bedford an option to purchase certain shares of the PMCI Stock, and Bedford desires to accept such option, upon the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT

          1.   Option Grant.
               ------------

               (a)  The Company hereby grants to Bedford an
option (the "Option") to purchase 335,000 shares (the "Option Shares") of the PMCI Stock for an aggregate purchase price (the "Purchase Price") of $410,637.85 plus an amount equal to nine percent (9%) per annum from the date on which the Company begins paying interest on the Geman Note until the date that the Option is exercised and the Purchase Price is paid.

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               (b)  The Option is exercisable as to all, but not
less than all, of the Option Shares immediately upon the execution of this Agreement and shall be exercisable thereafter at any time on or prior to (i) July 26, 2000, or (ii) the date on which Bedford exercises its rights under a warrant issued to Bedford by PMCI pursuant to that certain Investment Agreement dated the date hereof by and between PMCI and Bedford.

               (c) Bedford shall, on or prior to such date, give the Company notice of its intent to exercise the Option, such notice to state the date the Option will be exercised (the "Exercise Date") and if Bedford fails timely to give such notice, the Option shall terminate automatically and shall not be exercisable thereafter. The closing (the "Closing") of the purchase of the Option Shares shall take place at such time and place as the parties shall mutually agree. At the Closing, the Company shall deliver to Bedford (i) a stock assignment transferring the Option Shares to Bedford free and clear of all liens, encumbrances and other restrictions except for the Shareholder Agreement among PMCI and certain of its Shareholders, of even date herewith; (ii) an instrument satisfactory in form to evidence full release of the lien of the Pledge Agreement (or any substitute lien permitted by paragraph 4 hereof) upon the Option Shares; and (iii) a stock certificate evidencing the Option Shares. At the Closing, Bedford shall deliver to the Company the full amount of the Purchase Price in cash, check or other readily available funds.

          2.   Payment of Geman Note.  Immediately upon the
               ---------------------
exercise by Bedford of the Option, the Company shall cause the funds representing the Purchase Price to be applied to payment of the Geman Note or the substitute indebtedness permitted by paragraph 4 hereof.

          3.   Default in Payment of Geman Note.  In the event
               --------------------------------
that the Company shall default in its obligations under the Geman Note and the holder of the Geman Note gives notice of such default and the right to cure, Phillips and David Andrus ("Andrus"), the members of the Company shall have the first right to cure such default by payment of any defaulted amount of principal and interest or the performance of any other obligation, at any time within the first fifteen days after notice of default is received. If neither the Company nor Phillips or Andrus cures the default within such fifteen-day period, PMCI shall have the right within the next seven days to cure such default, and if PMCI also does not cure such default within twenty-two days after such notice, Bedford shall have the right to cure such default at any time within thirty days after the notice of default. Any party electing to cure the default shall give notice of the intent to cure to all other parties on or before the date that his or its right to cure expires, and shall cause the funds to be provided, or such other action as was required to be performed, on or before such date. The party which provides funds with which to cure a default in the payment

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of principal and interest shall be entitled to receive any shares of PMCI Stock which are released from the Pledge Agreement by reason of such payment or performance, or shall be deemed to have loaned the amount of such payment to the Company in the event that no PMCI Stock is released from the Pledge Agreement as a result of such payment, as in the case of the payment of an installment of interest.

          4.   Restrictions on Business Activities.  The Company
               -----------------------------------
hereby represents and warrants that its sole business activity is to its holding of the PMCI Stock for transfer to Bedford upon its exercise of the Option and for sale or distribution to the members of the Company. The Company hereby covenants and agrees that unless and until the Option is exercised and closed, it shall not engage in any other business activity or acquire any assets other than the PMCI Stock (or such assets as are necessary to administer and consummate the transactions described above with respect to the PMCI Stock).

          5.   Restrictions on Borrowing.  While the Option is
               -------------------------
outstanding, the Company shall not incur any indebtedness except as necessary to facilitate payment of the Geman Note. Any substitute of the Geman Note shall provide for release of the Option Shares from any pledge relating thereto upon Closing of the Option and delivery by Bedford of the Purchase Price.

          6.   Legend of Shares.  The Company shall use its best
               ----------------
efforts to cause PMCI to issue a separate certificate to the Company for the Option Shares and to require an appropriate legend reflecting this Agreement to be placed on the certificate.

          7.   Modification.  No change, modification or
               ------------
amendment to this Agreement shall be valid unless the same is in a writing signed by the parties hereto.

          8.   Benefits and Obligations.  All provisions of this
               ------------------------
Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company and Bedford and their heirs, successors, representatives and permitted assigns.

          9.   Counterparts.  This Agreement may be executed in
               ------------
several counterparts, each of which when so executed shall be considered as an original and all of which together shall constitute one and the same agreement.

          10.  Captions.  The captions at the beginning of the
               --------
sections of this Agreement are not a part of this Agreement, but are intended only to assist in the locating and reading of those sections and shall be ignored in construing this Agreement.

          11.  Further Performance.  The parties covenant and
               -------------------
agree to execute any further instruments and documents and perform any acts which are or may become necessary to carry out the purposes of this Agreement.

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          12.  Governing Law.  This Agreement shall be governed
               -------------
by the laws of the State of Colorado.

          13.  Notices.  Any notices, consents, approvals,
               -------
statements, authorizations, documents, or other communications (collectively "Notices") required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent by registered mail, postage prepaid, express courier, telecopy or telex to the other Shareholder at his address set forth below or at any such other address, addresses or facsimile numbers as may be given by either of them to the other in writing from time to time.

               (a)  If to the Company:

                    Phillips & Andrus, LLC
                    c/o PMC International, Inc.
                    555 Seventeenth Street, 14th Floor
                    Denver, Colorado  80202
                    Attn:  Kenneth S. Phillips, Manager
               (b)  If to Bedford:

                    Bedford Capital Financial Corporation
                    2nd Floor, Charlotte HS
                    Shirly Street, Box N964
                    Nassau, Bahamas
                    Attn:  Richard C. W. Mauran
                           Chairman and CEO, and
                           Suzanne J. Black, Treasurer and CFO

All notices and other communications shall be effective (i) if sent by registered mail, when received or three (3) days after mailing, whichever is earlier; (ii) if hand delivered or sent by express courier, when delivered or (iii) if telecopied or telexed, when received by the machine to which it was transmitted (a machine-generated transaction report produced by the sender bearing the recipient's telecopier number being prima facie proof of receipt).

          14.  Severability.  Each provision of this Agreement
               ------------
shall be considered severable and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation or effect of other provisions of this Agreement. The parties further agree that, if a court of competent jurisdiction declares any provision hereof to be invalid or unenforceable, the parties shall in good faith renegotiate such provisions to carry out the intent of the parties at the time of the execution of this Agreement.

          This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors, assigns, heirs and legal representations.

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          IN WITNESS WHEREOF, the parties hereto have executed
this Bedford Option Agreement as of the date first set forth above.


                              PHILLIPS & ANDRUS, LLC


                              By: /s/ Kenneth S. Phillips
                                 --------------------------------
                                 Kenneth S. Phillips, Manager


                              BEDFORD CAPITAL FINANCIAL
                              CORPORATION


                              By:  [Signature illegible]
                                 --------------------------------
                              Title:  Agent
                                    -----------------------------


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